EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Investor Relations
Telephone: 712.732.4117

META FINANCIAL GROUP, INC. REPORTS FIRST QUARTER RESULTS

Storm Lake, Iowa - (January 20, 2006) Meta Financial Group, Inc. (NASDAQNM:CASH) today reported net income of $515,000, or $0.21 per diluted share for the 2006 fiscal year first quarter ended December 31, 2005, compared to net income of $442,000, or $0.18 per diluted share, for the same period last year. This represents an increase of $73,000, or 17 percent from the prior year. The first fiscal quarter of 2005 was reduced by an operating loss of $370,000, or $0.15 per diluted share, for Meta Payment Systems, reflecting initial startup costs for that operation. For the first fiscal quarter of 2006, Meta Payment Systems, a separate reportable segment, recorded net income of $494,000, or $0.20 per diluted share. The Company continues to be pleased with both revenue and earnings growth at Meta Payment Systems, which has achieved profitability well ahead of targets.

The provision for loan losses on loans recorded during the quarter ended December 31, 2005 was $40,000, down $137,000 from the $177,000 recorded during the same quarter of the prior year. Non interest income improved by $1,223,000 from $612,000 to $1,835,000 during the same periods, primarily due to the increase in fee revenue at Meta Payment Systems. Non interest expense also increased, rising $1,305,000 from $4,486,000 to $5,791,000 resulting primarily from higher legal and collection costs.

The Company continues to incur higher than normal levels of operating expenses associated with the collection of loans to three affiliated companies involved in automobile sales, service, and financing, and to the owners thereof. The Company previously disclosed on June 24, 2005 that two of these firms had filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The company has taken possession of and liquidated most of the assets of said firms, with final liquidation scheduled to occur during the second fiscal quarter of 2006. The Company now believes its previously disclosed estimate of total collection and related costs associated with this transaction of between $250,000 and $500,000 to be too low. The Company’s revised estimate of these costs is between $750,000 and $1,100,000, of which over $600,000 has already been incurred through December 31, 2005. The

Company believes its range of possible loss on this transaction, estimated to be between $1.90 million and $4.88 million, continues to be accurate.

Net interest income for the quarter ended December 31, 2005 increased $33,000, or 0.7 percent, compared to the same quarter last year. The increase was due, in part, to growth of $98.3 million in low cost demand deposit accounts (DDAs) in the last year, including $24.6 million in the last quarter. Most of this growth is associated with Meta Payment Systems’ prepaid debit card product. Overall, deposits grew by $61.0 million compared to the quarter ended December 31, 2004 and by $9.7 million compared to the quarter ended September 30, 2005. Shrinkage in non-DDA deposits was related to the Company’s planned strategy of replacing higher costing certificates of deposit and public funds with lower costing demand deposits. This strategy should improve margins on a going forward basis. Net interest income also increased due to the Company’s short-term asset sensitivity and the rising interest rate environment during 2005.

As of December 31, 2005, Meta Financial Group had assets totaling $755.3 million. This represents shrinkage of $53.1 million from the prior year, and $21.1 million from the prior quarter. This shrinkage is also part of a planned strategy to reduce lower yielding investment securities and pay off higher costing wholesale borrowings. Advances from the FHLB, and other wholesale borrowings, shrank $109.2 million compared to the quarter ended December 31, 2004 and by $30.2 million compared to the quarter ended September 30, 2005. Shareholder’s equity totaled $42.2 million as of December 31, 2005. Both of the company’s banking subsidiaries, MetaBank and MetaBank West Central, meet regulatory requirements for classification as well-capitalized institutions.

Shareholders of record on December 15, 2005 received a quarterly cash dividend of $0.13 per share, which was paid on January 3, 2006. During the quarter ended December 31, 2005, Meta Financial Group shares traded between $18.55 and $23.00.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Eighteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems Division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Financial Highlights

Consolidated Statements of Financial Condition
(In Thousands)
Assets	Dec. 31, 2005	Sept. 30, 2005
Cash and Cash Equivalents	$24,765	$14,370
Investments & Mortgage-backed Securities	258,262	268,406
Loans, net	421,059	440,190
Other Assets	51,197	53,383
Total Assets	$755,283	$776,349

Liabilities
Deposits	$550,498	$540,770
Borrowed Money	160,282	190,522
Other Liabilities	2,330	2,098
Total Liabilities	$713,110	$733,390
Shareholders' Equity	$42,173	$42,959
Total Liabilities and Shareholders' Equity	$755,283	$776,349

Consolidated Statements of Income
	For the 3 Months
	Ended Dec.31:
(In Thousands except per share data)	2005	2004
Interest Income	$10,177	$9,785
Interest Expense	5,457	5,098
Net Interest Income	4,720	4,687
Provision for Loan Losses	40	177
Net Interest Income After Provision for Loan Losses	4,680	4,510
Other Income	1,845	612
Other Expenses	5,791	4,486
Income Before Income Tax	734	636
Income Tax Expense	219	194
Net Income	$515	$442

Earnings Per Common Share (Basic):	$0.21	$0.18
Earnings Per Common Share (Diluted):	$0.21	$0.18

Selected Financial Information

For the 3 Months Ended December 31,	2005	2004
Return on Average Assets	0.27%	0.22%
Return on Average Equity	4.80%	3.77%
Average Shares Outstanding for Diluted Earnings per Share	2,507,152	2,522,264

At Period Ended:	Dec. 31, 2005	Sept. 30, 2005
Equity to Total Assets	5.58%	5.53%
Book Value per Common Share Outstanding	$16.84	$17.16
Tangible Book Value per Common Share Outstanding	$15.49	$15.80
Common Shares Outstanding	2,503,655	2,503,655
Non-Performing Assets to Total Assets	1.16%	0.69%

Meta Financial Group, Inc. \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588